UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2018

Helix TCS, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55722	81-4046024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

5300 DTC Parkway, Suite 300 Greenwood Village, CO 80111
(Address of principal executive offices)

Registrant’s telephone number, including area code (720) 328-5372

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)       Effective January 2, 2018, Scott Ogur was appointed Chief Financial Officer of Helix TCS, Inc. (the “Company”) and as such is the Company’s principal financial and accounting officer. Mr. Ogur also serves on the Company’s Board of Directors, a position he has held since May 31, 2017.

The Company and Mr. Ogur have not entered into an employment agreement at this time, but have determined his initial salary as Chief Financial Officer of the Company to be $135,000. There are no arrangements or understandings between Mr. Ogur and any other person pursuant to which he was selected as an officer of the Company.

Mr. Ogur has over 20 years of financial services experience. From 2014 to 2017, Mr. Ogur was Chief Financial Officer and Managing Director of Spruce Investment Advisors, LLC. From 2012 to 2014, he was Chief Financial Officer of Beacon Mortgage Corp. Prior to that, Mr. Ogur was Chief Financial Officer of Algorithmic Trading Management, LLC, Chief Investment Officer of Scimitar Global Ventures, and Portfolio Manager for J.P. Morgan.  He currently serves on the Board of Directors of MetricStream, a governance, risk, and compliance software company, as well as Independent Diplomat, a not-for-profit diplomatic advisory group of which he is also treasurer.  Mr. Ogur holds a B.S. in Business Administration, Accounting from Bucknell University and an MBA from New York University’s Stern School of Business. Mr. Ogur is a CFA Charterholder.

Mr. Ogur is 45 years old and has no familial relationships with any executive officer or director of the Company. Other than his employment by the Company, there have been no transactions in which the Company has participated and in which Mr. Ogur had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX TCS, INC.

Date: January 5, 2018	/s/ Zachary L. Venegas
Zachary L. Venegas
Chief Executive Officer

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